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                                                  Exhibit 99

July 24, 1995 -       THE ST. PAUL COMPANIES 2ND-QUARTER EARNINGS DIP;
                      SIX-MONTH EARNINGS WELL AHEAD OF LAST YEAR

St. Paul, Minn. - The St. Paul Companies (NYSE:SPC) reported second-quarter 1995 operating earnings of $106.7 million, or $1.17 per share, compared with last year's second-quarter operating earnings of $117.3 million, or $1.31 per share.

     Net income for second-quarter 1995 was $113.0 million, or $1.24 per share, compared with $127.8 million, or $1.43 per share, for the second quarter of 1994. Second-quarter 1995 net income included after-tax realized investment gains of $6.3 million, or $0.07 per share, compared with $10.5 million, or $0.12 per share, for the second quarter of 1994.

     "Catastrophe losses of $55 million - compared with virtually no catastrophe losses in the second quarter of 1994 - offset otherwise strong second-quarter 1995 results," said Douglas W. Leatherdale, chairman and chief executive officer. "These losses were largely the result of spring storms in Texas and the Midwest, where our underwriting operations have a significant presence."

Six-months results
- ------------------

     "Operating earnings for the first half were up 29 percent over 1994," Leatherdale said.

     For the first six months of 1995, operating earnings were $215.2 million, or $2.38 per share, compared with $166.9 million, or $1.85 per share, for the first six months of 1994.

     Net income for the first half of 1995 was $223.6 million, or $2.47 per share, compared with $192.2 million, or $2.14 per share, for the first half of 1994. Net income for the first six months of 1995 included after-tax realized investment gains of $8.4 million, or $0.09 per share, compared with gains of $25.3 million, or $0.29 per share, for the first six months of 1994.

Underwriting Operations
- ------------------------

     "Premiums increased 19 percent over second-quarter 1994, due to growth in both our domestic and international underwriting operations, including our recent acquisition of much of the international business of CIGNA Reinsurance-Property & Casualty," Leatherdale said.
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     "At the same time, we are encouraged by our ability to
hold our non-commission underwriting expenses nearly flat following the reconfiguration of our underwriting operations at year-end 1993."

                   THE ST. PAUL COMPANIES
           SECOND-QUARTER UNDERWRITING OPERATIONS
                         HIGHLIGHTS

Three months ended June 30         1995            1994
- --------------------------         ----            ----

Written premiums           $1,095,126,000     $921,119,000

Underwriting loss            ($25,675,000)    ($13,544,000)

Net investment income        $180,810,000     $164,461,000

Pretax operating earnings*   $137,258,000     $145,565,000

Combined ratio                      101.4            100.2

*excluding realized investment gains


                   THE ST. PAUL COMPANIES
             SIX-MONTHS UNDERWRITING OPERATIONS
                         HIGHLIGHTS

Six months ended June 30           1995            1994
- ------------------------           ----            ----

Written premiums           $2,011,489,000   $1,725,690,000

Underwriting loss            ($41,127,000)    ($96,601,000)

Net investment income        $359,228,000     $328,986,000

Pretax operating earnings*   $295,925,000     $214,877,000

Combined ratio                      101.7            105.2

*excluding realized investment gains

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Insurance Brokerage Operations
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     For the second quarter of 1995, The Minet Group, The
St. Paul's London-based insurance brokerage operation, had a pretax loss of $3.7 million, compared with a pretax loss of $4.6 million for the same 1994 period.

     For the first six months of 1995, Minet had a pretax loss of $18.3 million, compared with a pretax loss of $13.6 million for the first half of 1994.

     "Minet continues to operate in an extremely competitive market environment, which has hampered its ability to increase revenues," Leatherdale said.

The John Nuveen Company
- -----------------------

     The St. Paul's portion of The John Nuveen Company's second-quarter 1995 pretax operating earnings totaled $19.5 million, compared with pretax operating earnings of $17.9
million for the same period in 1994. The St. Paul owns 77 percent of Nuveen.

     For six-months 1995, The St. Paul's portion of Nuveen's pretax operating earnings was $38.9 million, compared with $35.2 million for the first half of 1994.

Consolidated Financial Position
- -------------------------------

     Consolidated assets of The St. Paul Companies as of
June 30, 1995, were $18.5 billion, compared with $17.5 billion as of Dec. 31, 1994.

     Common shareholders' equity was $3.3 billion at the end of the second quarter, compared with $2.7 billion on Dec. 31, 1994. Book value per common share as of June 30, 1995, was $39.07, compared with $32.46 on Dec. 31, 1994.

     Unrealized appreciation in The St. Paul's bond portfolio contributed to the rise in assets and shareholders' equity.

     The St. Paul Companies, headquartered in Saint Paul,
Minn. is a group of companies that provides property-liability insurance underwriting and insurance brokerage products and services throughout the world.

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                   THE ST. PAUL COMPANIES
                   SECOND-QUARTER RESULTS

                                       1995            1994
                                       ----            ----

Revenues                         $1,330,728,000  $1,165,149,000

Operating Earnings                 $106,716,000    $117,279,000
   Per Common Share (Fully Diluted)       $1.17           $1.31

Realized Investment Gains,
   Net of Taxes                      $6,251,000     $10,483,000
     Per Common Share (Fully Diluted)     $0.07           $0.12

Net Income                         $112,967,000    $127,762,000
   Per Common Share (Fully Diluted)       $1.24           $1.43


                   THE ST. PAUL COMPANIES
                     SIX-MONTHS RESULTS

                                        1995            1994
                                        ----            ----

Revenues                         $2,598,187,000 $2,328,924,000

Operating Earnings                 $215,173,000   $166,851,000
   Per Common Share (Fully Diluted)       $2.38          $1.85

Realized Investment Gains,
   Net of Taxes                      $8,390,000    $25,348,000
     Per Common Share (Fully Diluted)     $0.09          $0.29

Net Income                         $223,563,000   $192,199,000
   Per Common Share (Fully Diluted)       $2.47          $2.14